SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 1, 2007 (February 28, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into Material Definitive Agreements

Acceptance of Subscription Agreements and Fourth Closing of Offering of Common Stock

On February 28, 2007, Zion accepted subscription agreements in a total amount of $619,955 received from 208 subscribers to its public offering of shares of common stock (the "offering") subject of Zion's Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on September 26, 2006 (the "Registration Statement"). Pursuant to the accepted subscription agreements, the subscribers subscribed for 88,565 shares of Zion's common stock at $7.00 per share to be issued by Zion at the fourth closing of the offering (the "fourth closing"). Of the total subscriptions subject of the accepted agreements, $616,455 were for cash and $3,500 were debt conversion.

The fourth closing took place on February 28, 2007. At the fourth closing Zion issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $570,289 to the company and issued instructions to its transfer agent for distribution of 88,565 shares of its common stock in accordance with the instructions of the subscribers. The remaining $46,166 of funds in the escrow account attributable to the subscriptions closed in the fourth closing were distributed to Network 1 Financial Services, Inc., the underwriter of the offering, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $30,777 in commissions and $15,389 of non-accountable expense reimbursement. At the fourth closing, Zion also issued to the underwriter, in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 2,198 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on December 28, 2009.

Zion will use the proceeds of the fourth closing for the purposes and in the amounts described in the Registration Statement.

Item 8.01: Other Events

1. Announcement of Final Closing of Offering

On March 1, 2007, Zion announced that the final closing of its offering subject of the Registration Statement had been scheduled to take place on March 26, 2007. Zion will continue to accept qualifying subscriptions in its offering up to a maximum of $14,000,000 through the final closing. The terms of the continuing offering will be the same as prior to the fourth closing at $7.00 per share with a 100 share minimum. See press release attached at Exhibit 99.1 at Item 9.01(d) below.

Item 9.01(d):

Exhibit 99.1 Press Release dated March 1, 2007.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 1, 2007

Zion Oil and Gas, Inc.

By: /s/ Eugene A. Soltero

Eugene A. Soltero

Chief Executive Officer